EMPLOYMENT AGREEMENT

AGREEMENT (the "Agreement") dated as of September 30, 2010, between VYCOR MEDICAL, INC., a Delaware corporation ("Company"), and PETER C. ZACHARIOU, an individual ("Executive").

         Company desires to employ Executive, and Executive desires to be employed, as Executive Vice-President of Company, in each case, on the terms and subject to the conditions set forth in this Agreement.

         Accordingly, each party hereto hereby agrees as follows:

1.      TERM OF AGREEMENT

The term of this Agreement will commence on the date first set forth above and will continue until August 30, 2011 (the "Initial Term"). At the conclusion of the Initial Term, and each successive term thereafter, this Agreement will be automatically renewed for an additional sixty (60) day term, unless either party hereto gives written notice to the other party of its intention to terminate this Agreement at least 60 days prior to the automatic renewal date.

2.      EMPLOYMENT

2.1 Position and Duties. Executive will serve as an Officer of the Company, and will have the general powers, duties and responsibilities of management usually vested in such position of a corporation and such additional roles, powers and duties as may be prescribed from time to time by the Board, which may include services for one or more subsidiaries or affiliates of Company.. Executive will not be required to spend more than 120 days in the U.S. on any given calendar year in order to meet his duties and responsibilities

2.2 Other Services. The Company acknowledges that Executive's employment is not on a full-time basis and that Executive hall be entitled to engage on any other activities of his choosing and conduct personal business as long as such activities do not interfere with or create a conflict with Executive's duties hereunder.

3.       COMPENSATION

As the Company is currently in the early stages of development and is not yet cash-flow positive, unless specifically agreed by the Company's Board of Directors, Executive shall receive no compensation for Executive's services under this Agreement.

4.      REIMBURSEMENT OF CERTAIN EXPENSES

4.1 Travel and Other Expenses. Company will pay to or reimburse Executive for reasonable and necessary business, travel and other Company-related expenses and similar expenditures incurred by Executive for which Executive submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.

4.2 Liability Insurance. Company will cover Executive to the coverage of Company's officers and directors' insurance and other liability insurance policies, consistent with usual and reasonable business practices, to cover Executive against insurable events related to his employment with Company.

4.3 Indemnification. The Company shall indemnify the Executive, and hold him harmless, to the maximum extent permitted under law, if he is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company or its affiliates, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or its affiliates, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement. Expenses incurred by the Executive in defending a civil or criminal action, suit or proceeding referenced herein shall be promptly and timely paid by the Company in advance of the final disposition of such action, suit or proceeding at the written request of the Executive, provided the Executive agrees to repay such amount to the extent that it is ultimately determined that the Executive is not entitled to indemnification. The right to indemnification or advances as provided by this Agreement shall be enforceable by the Executive in any court of competent jurisdiction. The Executive's expenses incurred in connection with successfully establishing the Executive's right to indemnification or advances, in whole or in part, in any civil or criminal action, suit or proceeding shall also be indemnified by the Company. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Executive to the full extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company's Certificate of Incorporation, the Bylaws or by statute. In the event of any changes, after the date of this Agreement, in any applicable law, statute or rule which expand the right of a Delaware corporation to indemnify an officer, supervisor or employee of the Company, such changes shall be within the purview of the Executive's rights, and the Company's obligations, under this Agreement. In the event of any changes in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties' rights and obligations hereunder. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Executive may be entitled under the Company's Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors, the Delaware General Corporation Law, or otherwise. The indemnification provided under this Agreement shall continue to remain valid and enforceable by the Executive even though the Executive may have ceased to be an officer, supervisor, director, or employee of the Company or Executive's employment with the Company under this Agreement has ceased.

5.      TERMINATION

5.1 Termination. Both the Company and the Executive shall have the right to terminate Executive's employment at any time, and for any reason, upon the delivery of thirty (30) days written notice to the other party.

5.2 Return of Company Property. Within ten days after the effective date of termination of Executive's employment with Company, Executive will return to Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Company, including, but not limited to, proprietary or licensed computer programs, customer lists and customer data, and copies or duplicates thereof in Executive's possession or under Executive's control. Executive will not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software will be revoked on the termination date.

6.      DUTY OF LOYALTY

During the term of this Agreement the Executive will follow the Vycor Code of Ethics.

7.      CONFIDENTIAL INFORMATION

7.1 Trade Secrets of Company. Executive, by reason of his prior employment with the Company and during the term of this Agreement, has and will develop, have access to and become acquainted with various trade secrets which are owned by Company and which are regularly used in the operation of its business. Executive will not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession will remain the exclusive property of Company.

7.2 Confidential Data of Customers of Company. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Company and of its and their affiliates. All such data is confidential and will not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement (except as required in the course of Executive's employment by Company) or at any time thereafter.

7.3 Intellectual Properties. Executive will sign a Confidentiality Agreement (the "Confidentiality Agreement") with the Company prior to or on his start date.

7.4 Continuing Effect. The provisions of this Section 7 will remain in effect after the effective date of termination of Executive's employment with Company

8.      OTHER PROVISIONS

8.1 Compliance with Other Agreements. Executive represents and warrants to Company that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound.

8.2 Non-delegable Duties. This Agreement is a contract for Executive's personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and will not be subject to involuntary alienation, assignment or transfer by Executive during his life.

8.3 Governing Law. The validity, construction and performance of this Agreement will be governed by the internal laws of the State of New York. The federal and state courts located in New York, New York will have exclusive jurisdiction over any action to compel performance in accordance with this Agreement, the Confidentiality Agreement or the Dispute Resolution Agreement (as defined below) or to enforce any award in any arbitration

8.4 Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if any invalid or unenforceable provision were omitted.

8.5 Binding Effect. The provisions of this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6 Notice. Any notices or communications required or permitted by this Agreement will be deemed sufficiently given if in writing and when delivered personally or two business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

            (a)      if to Company, to the principal office of Company in the State of New York, marked "Attention: Chairman of the Board", and to a member of the Company's Compensation Committee who also qualifies as an "independent" member of the board of directors; or

            (b)      if to Executive, to the most recent address for Executive appearing in Company's records.

8.7 Dispute Resolution. The parties agree to submit any disputes arising from this Employment Agreement to final and binding arbitration under the applicable Rules of the American Arbitration Association.

8.8 Attorneys' Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement will, except as otherwise provided in the Dispute Resolution Agreement, be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys' fees.

8.9 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.10 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties hereto, and by Fountainhead, so long as Fountainhead retains an ownership position in the Company. Either party may in writing waive any provision of this Agreement to the extent such provision is only for the benefit of the waiving party, and no other party, including Fountainhead, who shall be deemed a third party beneficiary for the purposes set forth herein. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

8.11 Entire Agreement. This Agreement and all other written agreements entered into with Executive during his employment with Company, are the only agreements and understandings between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

8.12 Authority. Company represents and warrants that the individual executing this Agreement on its behalf has been duly authorized so to do and that this Agreement is a valid and enforceable agreement of Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VYCOR MEDICAL, INC.

By: /s/ Kenneth T. Coviello
Name: Kenneth T. Coviello

Title: CEO

/s/ Peter C. Zachariou
Peter C. Zachariou